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                                                                      EXHIBIT 15









October 24, 2000


Board of Directors
Superior Uniform Group, Inc.
Seminole, Florida


We have made a review, in accordance with standards established by the American Institute of Certified Public Accountants, of the unaudited interim condensed financial information of Superior Uniform Group, Inc. for the periods ended September 30, 2000 and 1999, as indicated in our report dated October 24, 2000; because we did not perform an audit, we expressed no opinion on that information.

We are aware that our report referred to above, which is included in your Quarterly Report on Form 10-Q for the quarter ended September 30, 2000, is incorporated by reference in Registration Statement No. 2-85796 on Form S-8.

We also are aware that the aforementioned report, pursuant to Rule 436(c) under the Securities Act of 1933, is not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.


/s/ Deloitte & Touche, LLP
----------------------------

Certified Public Accountants
Tampa, Florida